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[CNA SURETY LOGO]

FOR IMMEDIATE RELEASE
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CONTACT:  John S. Heneghan, 312/822-1908
          Doreen Lubeck, 773/583-4331

             CNA SURETY ESTIMATES LOSS ON LARGE COMMERCIAL ACCOUNT


CHICAGO, SEPTEMBER 2, 2003 -- CNA Surety Corporation (NYSE:SUR) announced today that it recently received a claim notification on a $19.5 million insurance program bond. This commercial surety bond supports the credit obligations of a principal to a third party insurance company with respect to various property and liability insurance services. The principal has been operating under a voluntary petition of reorganization under Chapter 11 of the United States Bankruptcy Code. Based upon its evaluation of the claim notification and currently available information, CNA Surety estimates net incurred losses of approximately $15.0 million pre tax and $9.8 million after tax, or 23 cents per share, for the third quarter of 2003 related to this claim. The accuracy of these estimates, as well as the amount and timing of any actual loss payments, may be affected by a number of contingencies, including the actions of the principal and other parties to the underlying contracts, possible judicial rulings and any amounts that CNA Surety may recover under indemnity agreements associated with the surety bond.

CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiaries, Western Surety Company and Universal Surety of America, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 34,000 independent agencies. The Company's Securities and Exchange Commission filings are available at www.sec.gov or visit us at www.cnasurety.com on the World Wide Web for a direct link to the SEC website.

CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in the Company's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.

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